EXHIBIT 23.1
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-69016 and No. 333-140940) previously filed by International Lottery & Totalizator Systems, Inc., of our report, dated June 5, 2007, on our audits of the consolidated financial statements of International Lottery & Totalizator Systems, Inc. and subsidiaries as of April 30, 2007 and 2006, and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended April 30, 2007.
/s/ J. H. COHN LLP
San Diego, California
July 25, 2007